EXHIBIT 99
NEWS RELEASE

Date: May 30, 2006	CorVel Corporation 2010 Main Street Suite 600 Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Heather Burnham Phone: 949-851-1473 http://www.corvel.com

CorVel Corporation Announces New Chief Operating Officer
Irvine, California, May 30, 2006 — CorVel (NASDAQ: CRVL) today announced the appointment of Daniel J. Starck as President and Chief Operating Officer of CorVel Corporation, effective June, 2006.
Starck will be responsible for overseeing all CorVel operations nationwide, including more than 120 branch locations nationwide.
“We are excited to add Dan to CorVel’s management. His extensive experience managing the branch operations of a healthcare services organization prepare him well for our environment,” said Gordon Clemons, CEO of CorVel Corporation.
“I am very excited to be joining CorVel and look forward to the managed care opportunities facing our team,” said Dan Starck.
Prior to joining CorVel, Mr. Starck served as executive vice president, customer services for Apria Healthcare Corporation, managing a team of over 4,000 people. Before joining Apria, Dan held positions at Oscar Mayer/Kraft General Foods and La-Z-Boy Furniture Galleries. He earned his Bachelor of Science degree from San Diego State University in Business Administration
CorVel Corporation is an independent, nationwide provider of managed care services in the worker’s compensation, accident & health and auto insurance markets. The company provides services to employers, government entities, insurance companies and third party administrators. In addition to the company’s networks of preferred providers, its offices deliver case management, utilization management, independent medical evaluations, bill review and disability management programs.
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